EXHIBIT 99.1

[NOVA BIOSOURCE FUELS, INC. LETTERHEAD]

Nova Biosource Fuels Updates Progress on Biodiesel Refineries

Seneca, Illinois Biodiesel Refinery Begins Commissioning of First Train

HOUSTON, TX – April 18, 2008 – Nova Biosource Fuels, Inc. (AMEX:NBF), a refiner and marketer of ASTM quality biodiesel, announced today its progress at commissioning and completing two biodiesel refineries.  Commissioning of the first train of its 60 million gallon per year biodiesel refinery in Seneca, Illinois began on March 31, 2008.  It is currently producing biodiesel from low free fatty acid animal fats and vegetable oils at approximately 75% of rated capacity, having produced approximately 450,000 gallons of biodiesel as of April 11, 2008.  Nova anticipates gradually changing the mix of feedstock to incorporate lower cost, higher free fatty acid content feedstocks through the remaining commissioning process and then begin commissioning the remaining 20 million gallon per year trains.  At the 20 million gallon per year biodiesel refinery built for Scott Petroleum Corporation in Greenville, Mississippi, a mechanical pump failure resulted in damage to the refinery.  The refinery had previously been operated at full capacity.  For example, during its performance test run in February, the refinery processed variable free fatty acid feedstock (primarily choice white grease with some poultry fat and fish oil with an average free fatty acid level of 4 to 5%) and the output of finished ASTM D 6751 quality biodiesel was measured in excess of  2,400 gallons per hour, or about 100%+ of rated nameplate throughput.  The owner has commenced cleanup and repairs and a Nova engineering team is on site to consult with the owner to assess the situation and further develop the repair plan.

“We are pleased with the progress at the Seneca refinery,” said Kenneth T. Hern, Chairman and CEO of Nova.  “Our commissioning team is doing a fantastic job of producing biodiesel that exceeds the ASTM standards.  We are disappointed with the pump failure at the Scott biodiesel refinery and hope that repairs to the facility will be completed to bring it back to nameplate capacity as quickly as possible.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended January 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.